Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Vertical Data Inc., a Nevada corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 2, 2026.

/s/ Deven Soni	/s/ Shilpa Gupta
Deven Soni	Shilpa Gupta